Exhibit 99

CARDINAL BANKSHARES CORPORATION ANNOUNCES HIRING HENRY A. LOGUE

Floyd, VA, March 31, 2010—Henry A. Logue, age 56, has accepted the position of President and Chief Operation Officer of Bank of Floyd and Executive Vice President of its parent company, Cardinal Bankshares Corporation.

Mr. Logue’s tenure with the bank will begin effective April 3, 2010. Mr. Logue comes to Cardinal with over 30 years of banking experience in both regional and community banks, most recently having served as President and CEO of a community bank in Madison, Mississippi. Mr. Logue is a graduate of the University of Monroe in Monroe, Louisiana. He is also a graduate of the School of Banking of the South, Louisiana State University.

Mr. Logue will enter into an Employment Agreement with Cardinal Bankshares Corporation to which he will be initially paid a base salary of $190,000, subject to increases of $10,000 each on December 1, 2010 and May 1, 2011 together with standard benefits. The Agreement provides that Mr. Logue be considered for promotion to additional positions in the Bank and Company during the term of the Agreement upon satisfactory performance. Upon a change of control of the Company the Agreement provides for the payment of twice his annual base salary upon termination of his employment under certain circumstances.

Mr. Logue has been active in many professional and civic organizations, including American Bankers Association, Louisiana Bankers Association, Conference of State Bank Supervisors, United Way, Chamber of Commerce, and Economic Development Corporations.

Mr. Logue and his wife Holly have five children.